Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8) dated November 30, 1994 pertaining to the Property Capital Trust Amended and Restated Deferred Stock Plan for Non-Employee Trustees and the Property Capital Trust 1994 Stock Option Plan for
Non-Employee Trustees of our report dated August 26, 1994, with respect to the consolidated financial statements and schedules of Property Capital Trust included in its Annual Report (Form 10-K) for the year ended July 31,
1994, filed with the Securities and Exchange Commission.


                              ERNST & YOUNG LLP
Boston, Massachusetts
November 28, 1994